Exhibit 5.1
Jon C. Avina
T: +1 650 843 5307
javina@cooley.com

June 10, 2024
Freshworks Inc.
2950 S. Delaware Street, Suite 201
San Mateo, California 94403
Ladies and Gentlemen:
We have represented Freshworks Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 2,551,203 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Shares”), issuable by the Company as provided in the Agreement and Plan of Merger and Reorganization, dated as of April 30, 2024 (the “Merger Agreement”), by and among the Company, D42 Parent, Inc., a Delaware corporation, Doppler Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company and Shareholder Representative Services LLC. The Shares may be issued pursuant to (i) awards initially granted under the D42 Parent, Inc. 2019 Equity Incentive Plan (the “Target Plan”) and converted into options granted by the Company under that certain Founder Exchange Agreement (the “Exchange Agreement”) entered into by the Company in connection with the Merger Agreement and (ii) awards granted under the Company’s 2021 Equity Incentive Plan (the “Company Plan”) from share reserves originally available under the Target Plan that became available to the Company in accordance with the Merger Agreement and Nasdaq Listing Rule 5635(c) (the “Nasdaq Rule”).
In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Merger Agreement, (iv) the Target Plan, (v) the Company Plan, (vi) the Exchange Agreement, and (vii) such other records, documents, opinions, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Merger Agreement, the Target Plan, the Company Plan, the Exchange Agreement, the Nasdaq Rule, each to the extent applicable, and the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: +1 650 843 5000 f: +1 650 843 7400 cooley.com

June 10, 2024
Page Two
This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,
Cooley LLP
By: /s/ Jon C. Avina
Jon C. Avina

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 t: +1 650 843 5000 f: +1 650 843 7400 cooley.com